                                                                   EXHIBIT 10.22

                                LOAN AGREEMENT


          This Loan Agreement (this "Agreement") is made as of May 31, 1996 by and among LaSalle National Bank, a national banking association (the "Bank") and Enterprise Systems, Inc., an Illinois corporation ("Borrower").

                              WITNESSETH:
                              ----------

          WHEREAS, in order to provide Borrower's working capital needs and to finance certain permitted acquisitions, Borrower desires to borrow from the Bank and has requested that Bank replace Borrower's existing financing arrangements with Bank by making available and lending to Borrower a revolving line of credit in an aggregate amount not to exceed Eighteen Million and No/100 Dollars ($18,000,000.00), upon the satisfaction of certain terms and conditions, all as more fully set forth below; and

          NOW, THEREFORE, for and in consideration of the foregoing premises, which are hereby incorporated herein as true, and the terms, conditions, representations, warranties, covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     1.1  Certain Definitions.
          -------------------

          When used herein, the following terms have the meanings as set forth below.

          "Accounts" shall have the same meaning assigned to that term in the version of the Uniform Commercial Code currently in effect in the State of Illinois, wheresoever located and whether now or hereafter owned, acquired, arising or existing, including without limitation, contract rights, any and all manner of accounts receivable and all security agreements, guaranties, letters of credit and any other collateral security for any or all of the foregoing.

          "Affiliate" means (i) any shareholder of the Borrower having an equity or other ownership interest equal to or in excess of five percent (5%) of the total equity or ownership interests in Borrower, (ii) any corporation or any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Borrower or
(iii) any officer, director, trustee, partner or shareholder of any corporation or any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Borrower.

          "Agreement" means, collectively, this Loan Agreement, together with any and all exhibits, attachments and amendments thereto and modifications, renewals, extensions, restatements and substitutions thereof and therefor.

          "Bank" means the LaSalle National Bank, a national banking association.

          "Banking Day" means any day other than a Saturday, Sunday or legal holiday.

          "Borrower" has the meaning set forth in the preamble hereof.

          "Default Interest Rate" means an interest rate equal to 3% in excess of the Prime Rate.

          "EBIT" means, with respect to Borrower, for any applicable measurement period, the sum of (i) Net Income, (ii) income taxes, and (iii) Interest Expense.

          "Employee Plan" includes any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the Financial Statements and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower to which the Borrower is a party or may have any liability or by which the Borrower is bound.

          "Environmental Laws" means all federal, state and local Laws (including, without limitation, the common law), statutes, ordinances, rules, regulations and other requirements (including, without limitation, administrative orders, consent agreements and conditions contained in applicable permits), relating to health, safety, and the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. (S) 9601 et seq. the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. (S) 6901 et seq., and the Clean Air Act, 42 U.S.C. (S) 7401 et seq., as amended or hereafter amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Equipment" shall have the meaning assigned to that term in the version of the Uniform Commercial Code currently in effect in the State of Illinois, including, without limitation, all machinery, apparatus, equipment, furniture, trade fixtures and motor vehicles and all accession, parts and appurtenances thereto and all substitutions or replacements thereof, wheresoever located, whether now or hereafter owned, acquired, arising or existing.

          "Event of Default" means an event or occurrence described in Article VI of this Agreement.

          "Financial Statements" means the balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower for each Fiscal Year or each month thereof to be delivered to the Bank pursuant to
Section 5.1(c) and 3.1(g) of this Agreement.

          "Fiscal Year" means the fiscal year of the Borrower ending December 31 of each calendar year.

          "Floating Rate" has the meaning set forth in Section 2.3(a).

          "Funds" has the meaning set forth in Section 5.1(n)(i).

          "GAAP" means generally accepted accounting principles applied on a basis consistent with that used by the Borrower in prior years.

          "Guarantor" means Enterprise Systems, Inc., a Delaware corporation.

          "Hazardous Materials" means (i) hazardous substances, as that term is defined by CERCLA, and the Illinois Environmental Protection Act, Ill. Rev. Stat. ch. 11 1/2, (S) 1001 et seq.; (ii) hazardous or toxic chemicals, materials, or substances within the meaning of any other applicable Environmental Law, all as amended or hereafter amended. Hazardous Materials shall also include, but not be limited to: (a) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (b) any radioactive material, including but not limited to, any source, special nuclear or by-product material, as defined at 42 U.S.C. (S) 2011 et seq., as amended or hereafter amended; and (c) asbestos in any form or condition.

          "Indebtedness" means, without duplication, letters of credit and all items which, in accordance with GAAP, would be included as liabilities and shall include, without limitation, capitalized leases, secured and unsecured debt and contingent but accrued liabilities.

          "Interest Coverage Ratio" means for any applicable measurement period, the ratio of (a) EBIT to (b) Interest Expense for such period.

          "Interest Expense" means for any applicable measurement period, the aggregate interest expense of the Borrower for such period on all Obligations of the Borrower, including all capitalized interest and the portion of any interest expense payable with respect to capitalized lease obligations, but excluding any interest in respect of debt issuance cost (to the extent being amortized as a non-cash charge).

          "Inventory" shall have the same meaning assigned to that term in the version of the Uniform Commercial Code currently in effect in the State of Illinois, all accessions, parts and appurtenances thereto and all substitutions or replacements thereof, wheresoever located and whether now or hereafter owned, acquired, arising or existing, including without limitation, raw materials, supplies, work in process, finished goods, or inventory which has been returned to or repossessed or stopped in transit.

          "Laws" means all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any government, whether federal, state, municipal or local, of any political subdivision or agency thereof, or of any court, board or similar entity established by any of the foregoing having jurisdiction over the Property, assets, business or operations of the Borrower.

          "Leverage Ratio" means the ratio of Borrower's Liabilities to Borrower's Net Worth.

          "LIBOR-Based Rate" means that rate of interest per year equal to:

If Borrower's Interest Coverage Ratio, as set
forth on the most recent Compliance
Certificate received by Bank pursuant to
Section 5.2(c)(ii) of this Agreement prior
to the start of any LIBOR Rate Borrowing
Period is:                                      Then the Interest Rate will be:
-------------------------------                 -------------------------------
Less than 2.0:1                                  LIBOR Rate plus 1.75%

Greater than or equal to 2.0:1
but less than or equal to 3.5:1                  LIBOR Rate plus 1.50%

Greater than 3.5:1                               LIBOR Rate plus 1.25%

          "LIBOR Rate" means during any LIBOR Rate Borrowing Period for each Revolving Loan bearing interest at the LIBOR-Based Rate, that rate of interest per year equal to the quotient obtained by dividing (x) the rate of interest determined by the Bank to be the average (rounded upward to the nearest whole multiple of one-eighth percent (1/8%) per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are generally offered in the London Interbank Market at 11:00 A.M. London time, one
(1) Banking Day before the first day of such LIBOR Rate Borrowing Period, for a period equal to such LIBOR Rate Borrowing Period, in the amount of the applicable Revolving Loan, by (y) the difference between one hundred percent (100%) and any applicable reserve requirements (rounded upward to the nearest whole multiple of one hundredth (1/100) of one percent (1%) per annum), including without limitation, any statutory maximum requirement for the Bank to hold reserves for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or any similar reserves under any successor regulation or regulations).

          "LIBOR Rate Borrowing Period" has the meaning set forth in Section 2.3(c).

          "Liens" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include, without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictments, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other person for security purposes.

          "Loans" means the Revolving Loans of the Borrower as described in
Section 2.1 hereof.

          "Loan Supporting Documents" means those documents set forth in Section
3.1 hereof.

          "Net Income" means, for any period, an amount equal to the net income of the Borrower during such period, determined in accordance with GAAP.

          "Net Worth" means the total of all assets of Borrower which, under GAAP, would appear as assets on the balance sheet of Borrower, less the total of all liabilities of Borrower, which, under GAAP, would appear as liabilities on the balance sheet of Borrower.

          "Note" means the Revolving Note executed by the Borrower, as defined in Section 2.1(b) hereof.

          "Obligations" means each and every promise, agreement, covenant, debt and all other obligations and indebtedness of the Borrower to the Bank, its successors or assigns, whether primary, secondary, contingent, direct, or indirect, howsoever incurred, created, arising or evidenced, whether presently or hereafter existing, evidenced, arising or becoming due, including, without limitation, such obligations and indebtedness of the Borrower to the Bank arising from or in connection with the Loans or under this Agreement, the Note or any Loan Supporting Documents or any refinancings, substitutions, extensions, renewals, replacements and modifications for or of the foregoing.

          "Operating Account" has the meaning set forth in Section 5.1(n)(ii).

          "Permitted Liens" means Liens, security interests, charges, mortgages, pledges or any other encumbrances (i) provided for on Schedule 5.2(b) hereto;
(ii) Liens arising out of judgments or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which the Borrower shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Borrower shall have set aside accounting reserves which are adequate in accordance with prudent business practices, with respect to such judgment or award; (iii) Liens for taxes, assessments or governmental charges or levies, provided payment thereof shall not at the time be required in accordance with the provisions hereof or which are permitted pursuant to Section 4.10 hereof; (iv) deposits, Liens or pledges to secure payments of worker's compensation, unemployment insurance or social security benefits arising in the ordinary course of business which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that Borrower maintains accounting reserves on its books to cover the above which are adequate in accordance with prudent business practices, and such contest does not have or cause a material adverse change in the Borrower's financial condition or operations and does not impair Borrower's ability to perform its Obligations; (v) mechanics', workmen's, materialmen's, repairmen's, warehousemen's, vendors' or carriers' Liens, or other similar statutory Liens, or any easements with respect thereto, arising in the ordinary course of business and securing sums which are not past due or are being contested in good faith by appropriate proceedings diligently pursued, provided that Borrower maintains accounting reserves to cover the above which are adequate in accordance with prudent business practices, and such contest does not have or cause a material adverse change in the Borrower's financial condition or operations and does not impair Borrower's ability to perform its Obligations, or deposits or pledges to obtain the release of any such Liens;
(vi) statutory landlords' liens under leases to which the Borrower is a party;
(vii) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business, liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, statutory obligations, bids, leases, performance bonds, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and Liens directly securing appeal and release bonds, provided that adequate provision for all such obligations has been made on the books of Borrower in accordance with GAAP; and (viii) purchase money security interests in or purchase money mortgages on Property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted in Section 5.2(b) hereof, incurred in the acquisition of such Property, which security interests cover only the Property so acquired.

          "Person" means any individual, sole proprietorship, joint venture, partnership, limited partnership, association, unincorporated organization, joint-stock company or association, trust, corporation, entity, institution or government body.

          "Prime Rate" means that rate of interest announced or published publicly from time to time by the Bank at its principal place of business as its prime or equivalent rate of interest, which Prime Rate does not purport to be the most favorable rate of interest offered by Bank to its commercial borrowers.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent and unliquidated liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Subordinated Debt" means any indebtedness of the Borrower which is expressly subordinated to the Obligations and to the rights of the Bank hereunder.

          "Subsidiary" means any corporation of which more than fifty percent (50%) of the outstanding common stock is owned, directly or indirectly, by the Borrower or an Affiliate.

     1.2  Accounting Terms.
          ----------------

          Any accounting terms used but not otherwise defined herein shall have their customary meanings as defined in, pursuant to, or in accordance with GAAP. All other terms used but not otherwise defined herein shall have the meanings provided by the version of the Uniform Commercial Code enacted in Illinois to the extent such terms are used or defined therein.

                                   ARTICLE II

                                   THE CREDIT
                                   ----------

     2.1  Revolving Loan
          --------------

     2.1 (a) Funding of the Revolving Loan. Subject to the terms and conditions of this Agreement, the Bank agrees to lend to the Borrower from time to time until June 1, 1999 (the "Revolving Loan Termination Date") such sums, in a minimum amount of $100,000 and integral multiples of $10,000 thereafter (except for Revolving Loans bearing interest at the LIBOR-Based Rate, each of which shall be in a minimum amount of $500,000 and integral multiples of $100,000 thereafter), as Borrower may request by a Revolving Loan Borrowing Notice, pursuant to Section 2.1(c) hereof; provided, however, that the aggregate principal amount of all loans outstanding under this Section 2.1 (the "Revolving Loan" or "Revolving Loans") at any one time shall not exceed Eighteen Million Dollars ($18,000,000) (the "Revolving Loan Commitment"). The Borrower may borrow or repay and reborrow hereunder, from the date hereof until the Revolving Loan Termination Date, either the full amount of the Revolving Loan Commitment or any lesser sum in the minimum amounts referred to above. If, at any time, the Revolving Loans exceed the Revolving Loan Commitment, the Borrower shall immediately notify the Bank of the existence of and pay to the Bank the amount of such excess.

     2.1 (b) The Note; Repayment of Principal. In order to evidence the Revolving Loans, on the date hereof, the Borrower will execute and deliver a promissory note, in the form of Exhibit A hereto (together with any and all amendments, modifications, supplements, substitutions, renewals, extensions, and restatements, thereof and therefor, the "Revolving Note" or the "Note"), repayable and maturing in accordance with and bearing interest as set forth therein.

     2.1 (c) Revolving Loan Borrowing Request. The request of the Borrower for a Revolving Loan shall be by the delivery of a written or telecopied notice or a telephonic notice with simultaneous written or telecopied confirmation addressed to the Bank designating the amount of the requested Revolving Loan to be made by the Bank, the date on which the Revolving Loan is to be made available to the Borrower, whether the requested Revolving Loan shall bear interest at the Floating Rate or the LIBOR-Based Rate, and if the Revolving Loan is to bear interest at the LIBOR-Based Rate, the applicable LIBOR Rate Borrowing Period for such Revolving Loan; provided, however, that such notice is received by the Bank not later than 2:00 p.m. on the Banking Day on which the Borrower is requesting the Revolving Loan be made available by the Bank in the case of a Revolving Loan to bear interest at the Floating Rate and not later than two (2) Banking Days prior to the Banking Day on which the Borrower is requesting the Revolving Loan be made available by the Bank in the case of a Revolving Loan to bear interest at the LIBOR-

               Based Rate. Each and every request for a Revolving Loan shall constitute Borrower's representation and warranty that (i) as of the date of said request, no Event of Default (or event which, with the giving of notice or lapse of time or both, would constitute an Event of Default) has occurred and is continuing,
               (ii) no material adverse change has occurred in the operations or financial condition of the Borrower since the date of the most recent fiscal quarter for which the Borrower's Financial Statements have been delivered to the Bank and received thereby, subject to Bank's reasonable discretion to determine whether such a material adverse change has occurred, (iii) the representations and warranties of the Borrower set forth within Article IV are true and correct as of the date of the request for a Revolving Loan, (iv) the affirmative and negative covenants set forth in
               Article V are not currently being breached and are inviolate as of the date of such request for a Revolving Loan, and (v) the aggregate Revolving Loans, including the Revolving Loan requested, do not exceed the Revolving Loan Commitment.

     2.2 The Borrower's Loan Account. The Bank shall maintain a loan account ("Loan Account") on its books in which shall be recorded (i) the Loans made by the Bank to the Borrower pursuant to this Agreement, (ii) all payments made by the Borrower on the Loans, and (iii) all other appropriate debits and credits as provided in this Agreement, the Loan Supporting Documents or the Note, including, without limitation, all fees, charges, expenses and interest provided for hereunder or thereunder. All advances to the Borrower and all other debits and credits provided for in this Agreement or the Note, shall be evidenced by entries made by the Bank in its internal data control systems, in accordance with the Bank's customary accounting practices as in effect from time to time, showing the date, amount and reason for each such debit or credit. The Bank shall send the Borrower statements of all amounts due hereunder as reflected in the Loan Account, which statements shall be considered presumptively correct as to the indebtedness due and owing by the Borrower to the Bank unless the Borrower notifies the Bank within one hundred twenty (120) days of receipt of such statement that the Borrower considers such statement to be incorrect and the Borrower specifically identifies the items on such statement which it considers to be incorrect and attaches any evidence in its possession supporting its position.

     2.3  Interest Rate; Payments.
          -----------------------

  2.3 (a) The Revolving Loans; Rate.   Each Revolving Loan shall bear
          interest at the Borrower's option at either of the following rates: (i) the Prime Rate less one-half of one percent (1/2%), computed on the basis of actual days elapsed over a 360-day year (the "Floating Rate"); or (ii) a fixed interest rate per annum (computed for the actual number of days elapsed on the basis of a 360-day year) which shall be equal to the LIBOR-Based Rate in effect on the date the Bank quotes such rate to the Borrower (the "LIBOR-Based Rate"). The Borrower's acceptance of any LIBOR-Based Rate shall be final and conclusive as to all matters with respect to the determination thereof. Interest on Loans bearing interest at the Floating Rate shall be payable monthly in arrears beginning on June 30, 1996, and continuing on the last day of each calendar month thereafter. The Floating Rate shall fluctuate concurrently with and in an amount equal to any increase or decrease in the Prime Rate. Interest on Loans bearing interest at the LIBOR-Based Rate shall be payable in arrears on the last day of the applicable LIBOR Rate Borrowing Period.

 2.3 (b) Interest Rate Election. Borrower shall make an election in writing pursuant to Section 2.1 (c) as to whether such Revolving Loan shall bear interest at the Floating Rate or the LIBOR-Based Rate. If Borrower elects to have a Revolving Loan bear interest at the LIBOR-Based Rate, Borrower shall also specify the applicable LIBOR Rate Borrowing Period for such Revolving Loan; provided, however, no more than eight (8) Revolving Loans may bear interest at the LIBOR-Based Rate at any time and each Revolving Loan bearing interest at the LIBOR-Based Rate shall be in a minimum amount of $500,000.

 2.3 (c) Borrowing Periods. At any time when the Borrower shall select or renew the LIBOR-Based Rate to apply to any Revolving Loan, it shall fix a period for each such Revolving Loan during which such LIBOR-Based Rate shall apply, such periods to be for periods (the "LIBOR Rate Borrowing Periods") of 30, 60, 90 and 180 days; provided that (i) in no event shall any LIBOR Rate Borrowing Period so selected expire later than the Revolving Loan Termination Date; and (ii) if any LIBOR Rate Borrowing Period expires on a day which is not a Banking Day, such LIBOR Rate Borrowing Period shall expire on the next Banking Day.

 2.3 (d) Conversion to LIBOR-Based Rate. Upon two (2) Banking Days prior written or telephonic notice to Bank, Borrower may elect to convert any Revolving Loan bearing interest at the Floating Rate into a Revolving Loan bearing interest at the LIBOR-Based Rate in effect on the date of the election. Borrower shall, in such notice, specify the LIBOR Borrowing Rate Period for such LIBOR-Based Revolving Loan. Upon such election, Bank shall make a notation on its books and records evidencing such conversion.

 2.3 (e) Renewal of Interest Rate Option. Upon the expiration of any LIBOR Rate Borrowing Period, the Borrower may renew the LIBOR-Based Rate for one or more additional LIBOR Rate Borrowing Periods; provided that Borrower shall give to the Bank notice of the renewal date in accordance with the provisions of Section 2.3(b) hereof. In the absence of the receipt of a notice from the Borrower of renewal in accordance with this Section 2.3(e) or of conversion in accordance with Section 2.3(d), the interest rate with respect to any such Revolving Loan as to which such notice is not properly received shall automatically be converted to the Floating Rate on the last day of the expiring LIBOR Rate Borrowing Period.

 2.3 (f) LIBOR Rate Unascertainable; Impracticability. The Bank shall promptly notify the Borrower in the event that:

          (i) on any date on which a LIBOR-Based Rate selected by the Borrower by notice to the Bank would otherwise be set (including any conversion to or renewal thereof), the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and reasonable means do not exist for determining the LIBOR Rate; or

          (ii) at any time the Bank shall have determined in its reasonable business judgment (which determination shall be final and conclusive) that the selection of a LIBOR-Based Rate or the continuation of or the conversion or renewal of a LIBOR-Based Rate has been made impossible or impracticable or unlawful by compliance by Bank with any applicable law or governmental regulation, guideline or order or interpretation thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law).

 2.3 (g) Effect of Unascertainability or Impractibility. Once the Bank has given notice of its determination under (i) or (ii) above, the obligation of the Bank to allow conversion to or selection or renewal of the LIBOR-Based Rate by the Borrower with respect to any Revolving Loan shall be suspended until the Bank gives further notice to the Borrower that the selection of a LIBOR-Based Rate or the continuation of or the conversion or renewal of a LIBOR-Based Rate is no longer impossible or impracticable or unlawful. If the Bank has determined in accordance with (ii) above that it may no longer continue any LIBOR Rate Revolving Loans, then upon the date specified in any notice of determination under (ii) above (which shall not be earlier than the date such notice is given), (x) the LIBOR-Based Rate shall cease to apply and any Revolving Loans bearing interest at the LIBOR-Based Rate shall automatically be converted to the Floating Rate and (y) the Borrower shall pay to Bank the accrued and unpaid interest on any Revolving Loans bearing interest at the LIBOR-Based Rate to (but not including) such specified date. If, at the time notice of a determination is given pursuant to this Section 2.3(g), the Borrower has previously been offered the LIBOR-Based Rate by the Bank and has previously notified the Bank that it wishes to convert to or select or renew the LIBOR-Based Rate, but such rate has not yet been set, such notification shall be of no force and effect, and the Borrower shall, with respect to any Revolving Loan subject to such notice, either (i) convert such Revolving Loan to the Floating Rate or (ii) if such Revolving Loan is bearing interest at the Floating Rate, retain the Floating Rate as to such Revolving Loan.

     2.3 (h) Indemnity. Without prejudice to any other provision of this Agreement, the Borrower shall compensate the Bank upon written request by the Bank for all losses (including, but not limited to, lost profits) and expenses in respect of any interest paid by the Bank to lenders of funds borrowed by the Bank or deposited with the Bank to make or maintain any of the Revolving Loans which accrue interest at the LIBOR-Based Rate, which the Bank may sustain (i) if for any reason not due to an error or omission by Bank, a borrowing to which the LIBOR-Based Rate is to apply does not occur on a date specified therefor hereof; (ii) if any prepayment or repayment of any of the Revolving Loans bearing interest at the LIBOR-Based Rate occurs on a date which is not the last date of the relevant LIBOR Rate Borrowing Period; (iii) as a consequence of any Event of Default by the Borrower under this Loan Agreement or any acceleration or mandatory prepayment or principal reduction. Without limiting the generality of the foregoing, the Borrower shall indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of the default by the Borrower in payment of principal of or interest on any Revolving Loan bearing interest at the LIBOR-Based Rate, including, but not limited to, any premium or penalty incurred by the Bank in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining any of the Revolving Loans, as determined by the Bank in the exercise of its sole discretion. A certificate submitted by the Bank to the Borrower shall, in the absence of error, be conclusive and binding as to the amount thereof.

     2.3 (i) Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if Bank had actually funded and maintained each Loan bearing interest at the LIBOR-Based Rate through the purchase of deposits in the interbank market having a maturity corresponding to such Loan bearing interest at the LIBOR-Based Rate and bearing an interest rate equal to the LIBOR-Based Rate for such LIBOR Rate Borrowing Period.

     2.4      Fees and Expenses.
              -----------------

     2.4 (a) Unused Line Fee. The Borrower shall pay to the Bank an unused line fee of 18.75 basis points per annum on the daily average of the unused amount of the Revolving Loan Commitment. Such unused line fee shall be payable quarterly in arrears on the last day of each calendar quarter commencing with the quarter ending June 30, 1996.

     2.4 (b) Expenses. The Borrower shall reimburse the Bank for all its expenses incurred in connection with the preparation, negotiation, documentation, amendment, modification, administration or enforcement of this Agreement, the Note or any Loan Supporting Documents, including reasonable attorney and paralegal fees.

     2.5 Optional Prepayment. The Borrower may, upon same day written notice, prepay in whole or in part, at any time and from time to time, without premium or penalty, the principal, accrued interest and all other amounts of any Revolving Loans bearing interest at the Floating Rate. The Borrower may from time to time prepay Revolving Loans bearing interest at the LIBOR-Based Rate; however, the Borrower shall pay to the Bank an amount equal to the amount of interest which the Bank would have earned for the balance of such LIBOR Rate Borrowing Period in respect of the Revolving Loan so prepaid if such Revolving Loan had not been prepaid prior to the end of such LIBOR Rate Borrowing Period, plus any reasonable expense or penalty incurred by Bank on so relending or reinvesting such Revolving Loan, reduced, if Bank is able to relend or reinvest the principal amount of the Revolving Loan so prepaid for the balance of such LIBOR Rate Borrowing Period, by the amount of interest to Bank on so relending or reinvesting the Revolving Loan. Such additional payment shall not exceed the difference between the amount of interest the Bank would have earned for the balance of such LIBOR Rate Borrowing Period in respect of the Revolving Loan so prepaid if such Revolving Loan had originally been made at the Floating Rate in effect as of the date of the prepayment, plus any reasonable expenses incurred by Bank on so relending or reinvesting such Revolving Loan.

     2.6 Application of Payments and Prepayments. Any payments made by the Borrower under this Agreement, the Note or any of the other Loan Supporting Documents shall be applied to Obligations owing as of the date of payment in the following order: (i) to any amounts owing to the Bank pursuant to Sections 2.7 and 5.1(j) of this Agreement;

              (ii) regard to interest accrued pursuant to the terms of the Note; and (iii) to the principal balance of the Loans.

     2.7 Default Interest. In the event any amount of principal or interest due hereunder or any other payment due under this Agreement or any of the other Loan Documents becomes overdue, such overdue amount shall accrue interest at the Default Interest Rate from twenty-four hours after receipt of notice thereof from Bank through the date of payment.

     2.8 Service Charges. Borrower acknowledges that Bank will charge Borrower monthly service charges for various services performed by Bank, which service charges have been provided to the Borrower from the Bank and shall be updated from time to time by Bank, in connection with the Loans and/or other aspects of the relationship between Borrower and Bank, and Borrower hereby agrees with Bank that if such service charges arising in any one month exceed the credit to Borrower in that month arising from earnings attributable to funds on deposit with Bank in demand deposit accounts, such service charge deficiency shall be charged by Bank against Borrower's operating account.

     2.9 Payment to the Bank. All sums payable to the Bank hereunder shall be paid directly to the Bank, at the address set forth in Section 8.8, in immediately available funds. With the prior consent of Borrower or after the occurrence of an Event of Default, the Bank, in its sole discretion, may charge against or debit any deposit account of the Borrower all or any part of any amount due hereunder or under the Note. Any check, draft or similar item of payment by or for the account of Borrower delivered to the Bank on account of the Obligations shall, provided the same is honored and final settlement is reflected by irrevocable credit to Bank, be applied on account of Borrower's Obligations on the date of final settlement. The Bank's right from time to time after the occurrence or happening of an Event of Default hereunder (which has not been waived in a writing signed by the Bank) to setoff indebtedness owing by the Borrower to the Bank against the Borrower's monies, deposits, credits, accounts or other property now or at any time in the possession or control of the Bank, is hereby acknowledged and agreed to by the Borrower.

                                  ARTICLE III

                              CONDITIONS PRECEDENT
                              --------------------

     3.1 Delivery of Documents as Conditions Precedent. The delivery of each of the following documents (the "Loan Supporting Documents") by the

              Borrower to the Bank shall constitute separate and distinct conditions precedent to the making of any additional Loans by the Bank to the Borrower:

     3.1 (a)  A duly executed copy of this Agreement;

     3.1 (b) The duly issued and executed Revolving Note, dated as of the date hereof;

     3.1 (c) The duly executed Guaranty of the Guarantor dated as of the date hereof in the form of Exhibit B hereto, guaranteeing the payment and performance of the Obligations (the "Guaranty");

     3.1 (d) Uniform Commercial Code financing statement, judgment and tax lien search results for the Borrower from the Office of the Secretary of State of Illinois and the Recorder of Deeds of Cook County, Illinois, and from such other offices or governmental agencies or bodies as the Bank, in its sole discretion, may reasonably request from the Borrower from time to time, indicating that there are no licensors or creditors claiming any interest in the Property of the Borrower except holders of Permitted Liens;

     3.1 (e) A certificate of the President of the Borrower in the form of Exhibit C hereto;

     3.1 (f) The written opinion of Sachnoff & Weaver as counsel for the Borrower, dated as of the date hereof and addressed to the Bank, in the substance and form set forth on Exhibit D hereto;

     3.1 (g) All information, Financial Statements, or notices to be delivered to the Bank pursuant to Section 5.1(c) hereof;

     3.1 (h) Certified copies of the unanimous written consent, or resolutions duly adopted at meeting, of the Board of Directors of the Borrower in the form attached hereto as Exhibit E hereto authorizing the execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Supporting Documents;

     3.1 (i) In form and substance satisfactory to the Bank, each and every agreement, document, note, release, guaranty, certificate, notice, affidavit, exhibit, schedule, resolution, legal opinion or assignment which the Bank may reasonably request from the Borrower to effect the intent of this Agreement.

     3.2 Events as Conditions Precedent. Each of the following, which shall be true as of the date of each Loan by the Bank hereunder, are conditions precedent to the making of any Loans by the Bank to the Borrower:

     3.2 (a) Material Adverse Change. No material adverse change in the financial condition or affairs of the Borrower shall have occurred, as determined by the Bank in its sole and complete discretion, since the date of the most recent Fiscal Year-end for which the Borrower's Financial Statements have been delivered to the Bank, pursuant to Section 5.1(c)(iv) hereof, and received thereby;

     3.2 (b) Representations and Warranties. The representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects as of the date on which the Borrower has requested that a Loan be made available; and

     3.2 (c) Event of Default. No Event of Default hereunder, or any event which, with the passage of time or the giving of notice or both, would constitute, mature into, or become an Event of Default hereunder, shall have occurred and be continuing.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          As further inducement to the Bank to enter into this Agreement and make the Loans hereunder, the Borrower represents and warrants, as of the date hereof and as of the date of each disbursement of the Revolving Loans, the following, which shall survive the execution and delivery of this Agreement, the Note and the Loan Supporting Documents and continue until all of the Obligations and indebtedness of the Borrower have been paid, satisfied or discharged in full, regardless of any investigation by the Bank of the Borrower's financial condition or assets:

     4.1 Organization of Borrower. The Borrower is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Illinois and is duly qualified to do and transact business and in good standing as a foreign corporation in each and every state in which its failure to do so would have a material adverse effect on its business.

     4.2 Corporate Authority and Consents. The Borrower has all corporate power and authority to own its property and assets and to carry on and engage in its business as it is now conducted, and the Borrower has all material licenses, permits, franchises, patents, copyrights, trademarks, tradenames, consents, approvals and authorizations (collectively, "Licenses") required in connection with the foregoing, all of which Licenses are in full force and effect and no action or claim is pending, nor, to Borrower's knowledge, is threatened, to revoke or terminate any of the Licenses or declare any License invalid in any material respect. No consent, approval or authorization of, or filing, registration or qualification with, any Person, governmental, regulatory, or otherwise, is required to be obtained or effected by the Borrower or any Affiliates in connection with the execution, issuance, delivery and performance of this Agreement, the Note and the Loan Supporting Documents to which the Borrower or any Affiliates are a party or signatory or the incurrence or performance of the Obligations of the Borrower or any Affiliates, except where the failure to obtain such consent, approval or authorization or to make such filing, registration or qualification would have a material adverse effect on the condition or operations of Borrower, Borrower's Property or Borrower's ability to perform the Obligations, or, if so required, has been duly obtained or effected before the date hereof. The execution, issuance, delivery and performance of this Agreement, the Note and the Loan Supporting Documents to which the Borrower is a party or is a signatory and the incurrence or performance of the Obligations and indebtedness of the Borrower hereunder (a) has been duly and properly authorized by all necessary corporate, director, shareholder and any other action of the Borrower and (b) has not resulted in and will not result in:

               (i) the creation or imposition of any Lien, security interest, mortgage, charge or any encumbrance of any nature whatsoever upon any of the Borrower's property or assets, or

               (ii) the violation or contravention of, the occurrence of a default, event of default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default under, any term or provision of the Certificate or Articles of Incorporation or bylaws of the Borrower or any Affiliates, any certificates of authority to do or transact business, any order of any court, or any material contract, agreement, mortgage, indenture, instrument, judgment or, to the best of Borrower's knowledge, Laws to which the Borrower or any Affiliates are parties or signatories or by which the Borrower or any Affiliates are bound.

     4.3 Binding Effect and Enforceability. Upon delivery hereof and thereof, this Agreement, the Note and the Loan Supporting Documents to which the Borrower is a party or signatory will be the legal, valid and binding Obligations of the Borrower enforceable in accordance with their terms and provisions (except as enforcement thereof may be subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and to general principles of equity) and, on the date of delivery, the Borrower will not be in violation or contravention of, and no Event of Default will exist under, any of the foregoing.

     4.4 Default of Indebtedness. The Borrower is not in default and no Event of Default or event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or Event of Default, has occurred and is continuing with respect to any indebtedness of any kind or nature including, without limitation, any mortgage, deed, loan agreement or other agreement relating to the borrowing of monies in excess of $200,000.

     4.5 Financial Condition and Litigation. The Financial Statements of the Borrower heretofore delivered to the Bank have been prepared in accordance with GAAP (except that no disclosures and notes are prepared in connection with any interim Financial Statements), and fully and fairly present the financial condition of the Borrower as at the dates thereof and results of operations for the periods covered thereby. Since the most recent fiscal quarter-end for which the Borrower's Financial Statements have been delivered to the Bank and received thereby, no material adverse change in the Borrower's financial condition or affairs has occurred and no dividends on or redemptions of the shares of Borrower's stock have been made. Except as disclosed in writing to the Bank or as set forth on the most recent Financial Statements delivered to the Bank pursuant to Section 5.1(c)(iii) hereof and received thereby: (a) the Borrower has no indebtedness, except as permitted hereunder; and (b) no proceedings, suits, orders, claims, investigations, or other actions are pending before any court or governmental authority or, to the best of Borrower's knowledge, threatened against the Borrower or any Affiliates which could materially adversely affect the assets, properties, business or condition, financial or otherwise, of the Borrower or affect the ability of the Borrower to perform any Obligations.

     4.6 Title and Liens. Except for the Permitted Liens, the Borrower, has good and marketable title to all of its Property and assets, including all Property and assets listed on the Financial Statements for the Borrower's most recent Fiscal Year-end and its Property is not subject to any liens, claims, security interests, mortgages, pledges, charges or other encumbrance of any Person, except holders of the Permitted Liens.

     4.7 Inventory Warranties. (a) The current address for the chief executive office of the Borrower is set forth on Schedule 4.7 hereof ("Chief Executive Office Location") and the Inventory of the Borrower used in such Borrower's business is located at the Chief Executive Office Location and at the locations set forth on Schedule 4.7 hereof, except for immaterial amounts of Inventory that may be in the possession of Borrower's salesmen from time to time (the "Additional Inventory Locations"); (b) no Inventory will ever be located in any locations other than the Chief Executive Office Location or the Additional Inventory Locations, without 30 days' prior written notice to the Bank, except for immaterial amounts of Inventory that may be in the possession of Borrower's salesmen from time to time; (c) all Inventory is presently owned and will continue to be owned by the Borrower, except as otherwise permitted pursuant to the terms of this Agreement, free and clear of all liens and encumbrances, other than any Permitted Liens, in good and saleable condition.

     4.8 Employee Plans. The Borrower has no Employee Plans which must meet the minimum funding standards of Section 302 of ERISA. No Employee Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA. All payments and/or contributions required to have been made under the provisions of any Employee Plan or by law have been timely made.

     4.9 Taxes. The Borrower has filed all federal, state, county, municipal, and other tax returns, reports and declarations which Borrower in good faith and in the exercise of prudent business practices believes to be required to be filed by the Laws, has paid all taxes, including excise taxes, assessments, penalties, interest and any other governmental charges which Borrower in good faith and in the exercise of prudent business practices believes are or were due and payable, unless the Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above while maintaining accounting reserves on the books of Borrower in an amount not less than the maximum potential liability of Borrower, and such contest does not have or cause a material adverse change in the Borrower's financial condition or operations and does not impair the Borrower's ability to perform its Obligations, has made adequate provision for the payment of all taxes, assessments, penalties, interest and other governmental charges which are accruing but are not yet due and payable, and has no knowledge and is not aware of any deficiency or additional assessment which may have or has arisen in connection with the foregoing.

     4.10 Compliance with Laws. The Borrower has complied with all material applicable Laws, the violation of which could have a material adverse effect on the condition or operations of Borrower, the Borrower's Property or Borrower's ability to perform the Obligations, with respect to: (a) any restrictions, specifications or other requirements pertaining to products that the Borrower manufactures, leases, sells or distributes or to the services it performs; (b) the conduct of its business; and (c) the use, maintenance and operation of the real and personal properties owned or leased by it in the conduct of its business.

     4.11 Subsidiaries and Affiliates. The Borrower has no Subsidiaries and no Affiliates except the officers, directors and shareholders of Borrower.

     4.12 Corporate Names. The Borrower has no assumed corporate names and is not doing business under any corporate name other than Enterprise Systems, Inc. and those assumed names listed on Schedule 4.12 hereto.

     4.13 Solvency. The Borrower (i) is currently Solvent and, after the incurrence of the Obligations and indebtedness hereunder, the execution of this Agreement, the Note and any Loan Supporting Documents to which the Borrower is a party or signatory, and the consummation of the transactions contemplated hereunder or thereunder, will be Solvent. No transfer of property is being made and no Obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower or any Affiliate.

     4.14 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any of the Loans made hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     4.15  Capital Stock and Related Matters
           ---------------------------------

     4.15(a) The authorized capital stock of Borrower, as of the date hereof, pursuant to Borrower's Articles of Incorporation and by-laws, consists of 1000 shares of common stock, $.01 par value, of which 1 share is owned beneficially and of record by Guarantor. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its common stock. All of the outstanding shares of common stock are validly, issued, fully paid and nonassessable.

     4.15(b) To the best of Borrower's knowledge, Borrower has not violated any applicable federal state or securities laws in connection with the offer, sale or issuance of any of its common stock. There are no agreements between any parties with respect to the voting or transfer of common stock.

     4.15(c) No Person has any option to acquire any of the shares of stock of Borrower.

     4.16 Occupational Safety and Health. Neither Borrower nor any Affiliate has received any notice, citation, claim, assessment or proposed assessment as to or alleging any material violation by the Borrower or any such Affiliate from any division of any Federal or state occupational safety and health administrations or agencies and no such material violation presently exists. Neither Borrower nor any Affiliates is a party to any pending dispute with respect to the Borrower's compliance with any Federal or state occupational safety and health laws.

     4.17 No Options. No Person has any option to acquire ownership of the Borrower's Property or any portion thereof.

     4.18 Environmental Protection.
          ------------------------

     4.18 (a) To the best of Borrower's knowledge, no real property owned or leased or otherwise used by the Borrower in connection with the conduct of its business (the "Applicable Environmental Property") has been used for the handling, treatment, storage or disposal of any Hazardous Materials;

     4.18 (b) Neither the Borrower nor any of its Affiliates has received any order, letter or other written communication, from any governmental unit or agency, concerning the violation of any Environmental Laws or concerning any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging or dumping of any Hazardous Materials, or with respect to any air or water discharges or emissions, on the Applicable Environmental Property so as to threaten any liability to the Borrower or any of its Affiliates;

     4.18 (c) To the best of Borrower's knowledge, no underground storage tanks are present on the Applicable Environmental Property and no such tanks were previously removed; and

     4.18 (d) To the best of Borrower's knowledge, there is no hazardous environmental condition of the Applicable Environmental Property whether natural or man-made, which the Borrower has reason to believe poses a present or potential threat of unreasonable risk to the health of persons, property, or the environment or which may violate any Environmental Law.

     4.19 Disclosure. No representation or warranty by the Borrower or any of its Affiliates in this Agreement or any of the other Loan Supporting Documents, nor any statement furnished to the Bank by the Borrower or any of its Affiliates or agents pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary when made or while the representation or warranty is continuing, to make the statements contained herein or therein not misleading.

     4.20 Labor Relations. The Borrower has withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to its employees, and are not liable for any arrears or wages or any taxes or penalties for failure to comply with the foregoing. The Borrower is not a party to any collective bargaining agreements. To the best knowledge of the Borrower, there are no pending, threatened or anticipated (i) employment discrimination or unfair labor practice charges or complaints against or involving the Borrower before any federal, state or local board, department, commission or agency, (ii) material grievances, disputes or controversies with any union or any other organization of the Borrower's employees, (iii) pending or threatened strikes, slowdowns, work stoppages or lockouts or (iv) any asserted pending demands for collective bargaining by any union or organization or efforts to organize any of the employees of any Borrower.

     4.21 Other Agreements. Borrower is not a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order materially and adversely affecting its business, Property, assets, operations or condition, financial or otherwise.

                                   ARTICLE V

                                   COVENANTS
                                   ---------

          The Borrower hereby covenants and agrees with the Bank that, until the Obligations and indebtedness of the Borrower to the Bank have been satisfied and discharged in full, the Borrower will comply with the following covenants, unless the Bank shall give its prior written consent to the contrary:

     5.1     Affirmative Covenants.
             ---------------------

     5.1(a) Payments. The Borrower shall pay, or cause to be paid, when due (subject to any applicable grace or cure period) all principal and interest under the Note and all other Obligations in respect of this Agreement, the Note and the Loan Supporting Documents.

     5.1(b) Financial Covenants. The Borrower shall (a) maintain at all times a Net Worth (determined in accordance with GAAP) of not less than $35,000,000, (b) not permit its Interest Coverage Ratio measured as a rolling four (4) fiscal quarter average as of the last day of any fiscal quarter for each fiscal quarter of each Fiscal Year of Borrower, to be less than 1.75:1, and (c) at all times maintain a Leverage Ratio not to exceed 1:1.

     5.1(c) Financial Information and Reporting. The Borrower shall keep proper books and records with respect to its Accounts and Inventory in which full and true entries will be made of all dealings or transactions relating to the business and affairs of the Borrower, in accordance with GAAP, and the Borrower shall cause to be furnished to the Bank:

             (i) Thirty (30) days after the last day of each calendar month, beginning with the calendar month ending June 30, 1996, a certificate in the form of Exhibit F hereto showing compliance by Borrower with the financial covenants set forth in Section 5.1(b) hereof;

          (ii) Beginning with the month ending June 30, 1996, as soon as practicable, and in any event within thirty (30) days after the end of each calendar month, the Borrower's statement of income and retained earnings and a statement of cash flow for the month then ended and a balance sheet of the Borrower as of the end of such month, all in reasonable detail;

         (iii) Beginning with Borrower's fiscal quarter ending June 30, 1996, as soon as practicable, and in any event within forty-five (45) days after the end of each of the first three fiscal quarter of each Fiscal Year, the Borrower's and Guarantor's consolidated statement of income [and retained earnings] and a consolidated statement of cash flow for the quarter then ended and a consolidated balance sheet of the Borrower and the Guarantor as of the end of such quarter, all in reasonable detail, reviewed by an independent certified public accountant selected by the Borrower and acceptable to the Bank and prepared in accordance with GAAP;

          (iv) As soon as practicable and, in any event, within one hundred twenty (120) days after the end of each Fiscal Year, beginning with the Fiscal Year ended December 31, 1996, the Borrower's and Guarantor's consolidated and consolidating statement of income and retained earnings and a consolidated and consolidating statement of cash flow for the Fiscal Year then ended and a consolidated and consolidating balance sheet of the Borrower and Guarantor as of the end of such Fiscal Year, all in reasonable detail, audited by an independent certified public accountant selected by the Borrower and acceptable to the Bank and prepared in accordance with GAAP, together with a certificate of such accountant (i) that in performing the audit such accountant has not obtained knowledge of any Event of Default or condition or event which constitutes or upon notice or lapse of time or both would constitute, an Event of Default, or disclosing all Events of Default of which it has obtained knowledge and (ii) that he is aware that Bank is relying on such Financial Statements;

          (v) Promptly upon receipt and, in any event, within fifteen (15) days after receipt thereof, copies of all interim and supplemental financial reports submitted to the Borrower by independent certified public accountants in connection with any interim audit or review of the books and records of the Borrower made by such accountants;

          (vi) Immediately after notice to the Borrower or any Affiliate of the Borrower of the commencement thereof, notice, in writing, of any actions, suits, arbitration or other proceedings instituted, commenced or to the Borrower's knowledge, threatened against or affecting the Borrower of the type described in Section 4.5 of this Agreement;

         (vii) Immediately after the occurrence thereof, notice, in writing, of any Event of Default, or any event which, with the passage of time or giving of notice or both, would constitute, mature into or become such an Event of Default and what action, if any, the Borrower is taking or proposes to take with respect thereto;

        (viii) Promptly after the occurrence thereof, notice, in writing, of any other matter which has resulted in, or might result in, a materially adverse change in the financial or other condition or operations of the Borrower or its ability to fully perform its Obligations under the terms and conditions of this Agreement and the Loan Supporting Documents or its ability to repay the Note;

          (ix) With reasonable promptness, such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower, as the Bank may from time to time reasonably request in writing; and

          (x) Promptly after the occurrence thereof, notice, in writing, of any default under any of the Permitted Liens and what action, if any, the Borrower is taking or proposes to take with respect thereto.

   5.1(d) Inventory and Equipment Covenants.  The Borrower shall maintain its
          Inventory and Equipment on the premises at the locations described in
          Section 4.8 hereof or at such other addresses as the Bank shall be informed pursuant to Section 8.8 hereof, except for immaterial amounts of Inventory that may be in the possession of Borrower's salesmen from time to time.

   5.1(e) Insurance. The Borrower shall, at its own expense, maintain or cause to be maintained and provide satisfactory evidence to the Bank as to, insurance on Borrower's Properties as is customary for Persons in Borrower's business, all in such form, substance and amounts and with such insurance companies or associations acceptable to the Bank in its discretion, reasonably exercised, and any insurance policies issued in connection with the above shall provide that said policies shall not be cancelled or terminated without thirty (30) days' prior written notice to the Bank. Upon Bank's request, the Borrower shall deliver to the Bank copies of all such policies. The Borrower shall notify the Bank within thirty (30) days of obtaining any new policy or increase of coverage under any existing policy. If the Borrower fails to maintain any insurance or policies of insurance as required above, or fails to pay any premium related thereto, the Bank may, without waiving or releasing any of Borrower's Obligations or any Event of Default thereunder, obtain or pay the same upon notice to Borrower (which notice shall not be required if an Event of Default has occurred and is continuing), but shall be under no obligation to do so. In the event the Bank obtains such insurance, all sums so paid and any expenses incurred in connection therewith shall be part of the Obligations payable by the Borrower to the Bank on demand pursuant to Section 5.1(j) hereof. The Borrower shall also maintain in effect, in addition to the above mentioned insurance covering its Property, such other insurance in such amounts with such insurers and covering such risks as now maintained by the Borrower.

   5.1(f) Corporate Existence. The Borrower will maintain and preserve its corporate existence, good standing, certificates of authority, licenses, permits, franchises, patents, trademarks, trade names, service marks, copyrights, leases and all other material contracts and rights necessary to continue its operations and business on the basis presently conducted and will generally continue substantially the same line of business as that being presently conducted.

   5.1(g) Taxes and Laws. The Borrower will pay, and shall cause Guarantor to pay, when due all taxes, assessments, charges and levies imposed on the Borrower or any of its income, profits, Property or assets, or which it is required to withhold and pay out, and will comply, and shall cause Guarantor to comply, in all material respects with all applicable present and future Laws unless the Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above, while maintaining reserves to cover the above which are adequate in accordance with prudent business practices, and such contest does not have or cause a material adverse change in the Borrower's financial condition or operations and does not impair Borrower's ability to perform its Obligations. In the event the Borrower fails to pay any such taxes, assessments, charges or levies, the Bank may, without waiving or releasing any of Borrower's Obligations or any Event of Default hereunder, pay the same upon notice to Borrower (which notice shall not be required if an Event of Default shall have occurred and be continuing), but shall be under no obligation to do so. All sums so paid by the Bank and any expenses incurred in connection therewith shall be part of the Obligations payable by the Borrower to the Bank on demand pursuant to Section 5.1(j) hereof.

   5.1(h) Repair and Maintenance. The Borrower will maintain all of its Property and assets, including, without limitation, its Equipment and Inventory, in good condition and repair and in proper working order, normal wear and tear excepted, and will pay and discharge, or cause to be paid and discharged, when due, the cost of repairs, replacement or maintenance to the foregoing and all rentals or mortgage payments on the foregoing, and in the event the Borrower fails in the foregoing, the Borrower hereby authorizes, without requiring the Bank, to perform the same and to incur such reasonable costs, fees and expenses in connection therewith which shall be payable on demand by the Borrower pursuant to Section 5.1(j) hereof.

   5.1(i) Inspection. Upon notice to Borrower, the Borrower, during normal business hours, will allow the Bank, and any of its officers, employees or agents, to visit, for inspection and review, any and all premises where any of the Borrower's Property is located, and to make available and furnish to the Bank the Borrower's books and records and such financial information concerning the Borrower's Property or assets, business, affairs, operations or financial condition as reasonably requested by the Bank; provided, however, such notice shall not be required if an Event of Default shall have occurred and be continuing. The Bank shall be permitted to perform annual field audits of any of the Borrower's premises where any of the Borrower's Property is located at the Borrower's cost and expense.

   5.1(j) Bank Costs. The Borrower shall pay to the Bank upon demand, all reasonable out-of-pocket fees, costs and expenses incurred or paid by the Bank (i) in connection with the insurance to be maintained under
          Section 5.1(e) hereof and taxes to be paid under Section 5.1(g) hereof; (ii) in connection with the enforcement of its rights and remedies hereunder including, without limitation, the costs of reasonable attorney and paralegal fees and costs of field audits as provided in Section 5.1(i) hereof; (iii) in the repair or maintenance of the Property of the Borrower; and (iv) in connection with any litigation, contest, suit or proceeding (whether instituted by the Bank, the Borrower or where payment of the Obligations might be materially adversely affected, by any other Person) in any way relating to the this Agreement and the Loan Supporting Documents, except where it is determined that Bank's action or failure to act constituted gross negligence or willful misconduct.

   5.1(k) Indemnity and Release. The Borrower agrees that it will indemnify the Bank and hold the Bank harmless from any and all claims, demands, liabilities, losses, damages, diminutions of value, costs and expenses relating to or in any way arising out of or from this Agreement, the Loan Supporting Documents and/or the Loans, except as the foregoing relate to the Bank's gross negligence, reckless or intentional misconduct. The Borrower hereby releases the Bank from any and all claims or causes of action which the Borrower may have, now or hereafter, relating to any act or omission to act on the part of Bank, its officers, agents or employees, except those arising from the Bank's gross negligence or reckless or intentional misconduct.

   5.1(l) Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee

          Plans can be terminated without material liability to the Borrower;
          (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; and
          (v) promptly advise the Bank of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, with respect to any such Employee Plans.

   5.1(m) Leases. The Borrower shall maintain and comply in all material respects with all permissible leases as listed on Schedule 5.2(b) covering Property used by the Borrower in accordance with their terms so as to prevent any default thereunder which may result in the exercise or enforcement of any landlord's or other lien against the Borrower unless (i) the Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of any lease charges or expenses while maintaining reserves to cover the above which are adequate in accordance with prudent business practices, and such contest does not have or cause material adverse changes in the Borrower's financial condition or operations and does not impair the Borrower's ability to perform the Obligations or (ii) the failure by Borrower to comply will not have a material adverse effect on such lease and Borrower's ability to occupy the premises covered by such leases or to use the Property covered by such lease.

   5.1(n) Bank Deposits.
          -------------

          (i) The Borrower shall have established an account (the "Operating Account") in the Borrower's name with the Bank, into which all monies, checks, notes and drafts (the "Funds") shall be deposited, and into which the Borrower will immediately deposit all payments made for Inventory or services and received by the Borrower in the identical form in which such payments were made, whether by cash or check. The Borrower may have unlimited access to the Operating Account until such time after the occurrence of an Event of Default as the Bank notifies the Borrower in writing that it intends to restrict the Borrower's access to the Operating Account.

          (ii) The Borrower agrees that at the Bank's option during the continuance of an Event of Default, all cash Funds deposited in the Operating Account will be applied to the Borrower's Obligations on the Banking Day on which the cash Funds became available for deposit. In such circumstance, all non-cash Funds deposited in the

                  Operating Account shall be applied on the next Banking Day after which such Funds become available for deposit. The Borrower agrees to pay all fees, costs and expenses which the Bank incurs in connection with opening and maintaining the Operating Account and depositing for collection by the Bank any check or other item of payment received by the Bank on account of the Borrower's Obligations. All of such fees, costs and expenses shall be payable to the Bank by the Borrower upon demand, and, until paid, shall bear interest at the rate then applicable hereunder. All checks, drafts, instruments and other items of payment shall be endorsed by the Borrower to the Bank, and, if that endorsement of any such items shall not be made for any reason, the Bank is hereby irrevocably authorized to endorse the same on the Borrower's behalf.

            (iii) The Borrower will maintain all its primary depository and disbursement banking accounts at the Bank and shall be responsible for all costs associated with such accounts as are customarily charged by the Bank.

     5.2    Negative Covenants.
            ------------------

     5.2(a) Liens. The Borrower shall not, and shall not permit the Guarantor to, create, incur, grant, pledge, permit or suffer to exist, any Lien, charge, mortgage, security interest, pledge or any encumbrance upon the Borrower's Property or assets of the Borrower, except the Permitted Liens.

     5.2(b) Debt. The Borrower shall not, and shall not permit the Guarantor to, directly or indirectly, create, assume, incur, become or be liable for or with respect to any manner of obligations, liabilities or Indebtedness whatsoever to any Person, including purchase money Indebtedness in excess of $1,000,000 in the aggregate per year, or by way of any guaranties, except with respect to (i) the Obligations of the Borrower hereunder; (ii) trade payables and indebtedness arising or accruing in the ordinary course of business which indebtedness does not give rise to a Lien or other security interest, other than a Permitted Lien, and the holders thereof executed and deliver to Bank (in form and substance satisfactory to Bank and its counsel) subordination agreements subordinating their claims against Borrower therefor to the payment of the Obligations;
            (iii) renewals or extensions of existing indebtedness and interest thereon (provided the same is not increased in connection therewith; and (iv) indebtedness due to lessors under capital leases and operating leases shown on Schedule 5.2(b) hereto.

     5.2(c) Name Changes, Mergers and Acquisitions. The Borrower shall not (i) change its corporate name or adopt an assumed corporate name without providing the Bank prior written notice, and such name change shall be done in compliance with any applicable laws, (ii) consolidate or merge with any Person, or allow any of its shares of common stock to be sold, exchanged or otherwise transferred without the prior written consent of Bank which consent shall not be unreasonably withheld or
          (iii) acquire any stock in, or otherwise acquire all or substantially all of the assets or properties of, any Person without the prior written consent of Bank, which consent shall not be unreasonably withheld.

          Notwithstanding anything to the contrary contained herein, Borrower shall have the right to merge or consolidate with any Person, acquire stock in or otherwise acquire all or substantially all of the assets or properties of any Person without the prior written consent of the Bank under the following terms and conditions:

          (A) in the event of any merger or consolidation, Borrower shall be the surviving entity; and

          (B) following such merger, consolidation or transfer of Borrower's stock, Guarantor shall own not less than 100% of all of the issued and outstanding stock of Borrower; and

          (C)  if any one of the following are true:

               (1) the consideration paid by Borrower in connection with such transaction is less than $5,000,000; or

               (2) the outstanding principal balance of the Loans immediately following such transaction is less than $5,000,000; or

               (3) Borrower shall use less than $5,000,000 of proceeds of the Loan to pay consideration in connection with such transaction. Borrower shall give Bank notice of any such proposed acquisition not less than five (5) days prior to the proposed closing date, together with a certificate signed by an authorized officer of Borrower, setting forth the financial terms of the proposed acquisition and an analysis of the sources and uses of funds to be used in connection with said acquisition.

     5.2(d) Redemptions, Dividends and Payments. The Borrower shall not declare or pay any dividend on its common stock unless no Event of Default would be created by the payment of such dividend, or make any payment on account of or for the purchase, redemption or other retirement of any shares of its common stock.

     5.2(e) Transfer of Assets. The Borrower shall not sell, lease, transfer or otherwise dispose of any of its Property, assets or rights, except for sales, transfers, leases or other dispositions which are made in the ordinary course of business.

     5.2(f) Investments and Loans. The Borrower shall not (i) make any investments in any Person, except in short-term direct obligations of the United States of America, in negotiable certificates of deposit or money market accounts issued by insured commercial banks satisfactory to Bank, in tax-exempt municipal securities, in tax-exempt municipal money market funds, in tax-exempt municipal funds, or in commercial paper issued by insured commercial banks satisfactory to Bank, or (ii) hereafter make any loans or advances to any Affiliate, Subsidiary, director, shareholder, officer or employee of the Borrower or any Person in excess of $200,000 in the aggregate at any one time, except for loans or advances to Guarantor.

     5.2(g)  Prepayment or Modification of Indebtedness. The Borrower will not
             (i) prepay any indebtedness for money borrowed by the Borrower or any indebtedness secured by any of its assets (except for the Obligations), (ii) enter into or modify any agreement as a result of which the terms of payment of any of the foregoing indebtedness are amended or modified.

     5.2(h) Issuance of Securities. The Borrower shall not authorize, issue, grant or dispose of any securities, including, without limitation, any common stock, options, warrants or securities convertible into common stock of the Borrower without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

     5.2(i) False Statements. The Borrower will not furnish the Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     5.2(j) Transactions with Affiliates. The Borrower shall not enter into any agreement or arrangement, written or oral, directly or indirectly, with an Affiliate or Subsidiary, or provide services or sell goods to, or for the benefit of, or pay or otherwise distribute monies, goods or other valuable consideration to, an Affiliate or Subsidiary, except upon fair and reasonable terms no less favorable to the Borrower than terms in a comparable arm's length transaction with an unaffiliated Person, except as permitted pursuant to
             Section 5.2(f) hereof.

     5.2(k) Property. The Borrower will not permit or suffer any receiver, trustee or assignee for the benefit of creditors, or any other custodian to be appointed to take possession of all or any of Borrower's Property, or permit or suffer any levy, attachment or restraint to be made which affects any of Borrower's Property totalling, in the aggregate, $100,000 of more.

     5.2(l) Modification of Organic Documents. The Borrower will not modify, amend or supplement Borrower's Certificate or Articles of Incorporation or similar documents in such a way as to materially and adversely affect Borrower's ability to repay the Obligations or the Indebtedness.

     5.2(m) Ownership of the Shares. Borrower will not suffer or permit any change in the record or beneficial ownership of any of the shares of Borrower's common stock.

     5.2(n) Transactions Not In the Ordinary Course. Borrower shall not enter into any transaction not in the ordinary course of business which materially and adversely affects Borrower's ability to repay the Obligations or the Indebtedness.

     5.2(o) Guarantees. The Borrower shall not guarantee, assume, endorse or otherwise, in any way, become directly or contingently liable in any manner with respect to the obligations or liabilities of any Person, except by endorsement of instruments or items for payment or deposit or collection.

     5.2(p) Capital Structure. Without the prior written consent of the Bank, the Borrower shall not make any material change in its capital structure, enter into any new business or in any of its business objectives, purposes and operations any of which might in any way adversely affect its ability to repay the Obligations.

                                  ARTICLE VI

                               EVENTS OF DEFAULT
                               -----------------

          The following shall constitute and be deemed Events of Default hereunder:

     6.1 Payment Obligations. Failure by the Borrower to make any payment within five (5) days after such payment Obligation becomes or is declared due or demanded.

     6.2 Performance Obligations. Failure by the Borrower to perform, keep or observe any covenants or agreements hereunder or under the Note or any other Loan Supporting Documents and the continuance of such failure for fifteen (15) days after notice thereof from Bank to Borrower.

     6.3 Representation and Warranties. Any warranty or representation now or hereafter made by the Borrower hereunder or by any other party to the Loan Supporting Documents under the Loan Supporting Documents, is untrue or incorrect in any material respect or fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, or any schedule, certificate, statement, report, financial data, notice or writing furnished to the Bank at any time by the Borrower or by a party or signatory to the Loan Supporting Documents is untrue or incorrect in any material respect or fails to state a material fact needed to make the foregoing not misleading in light of the circumstances in which the foregoing were furnished, on the date as of which the facts set forth therein are stated or certified.

     6.4 Judgments. Any judgment or order requiring payment of monies which is not covered by insurance, shall be rendered against the Borrower, and such judgment or order shall remain unsatisfied or undischarged and in effect for sixty (60) consecutive days without a stay of enforcement or execution thereof or posting of a bond pending appeal; provided, however, that judgments or orders in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) shall not be deemed an Event of Default hereunder.

     6.5 Insolvency and Related Proceedings. If Borrower (i) authorizes or makes an assignment for the benefit of creditors; (ii) generally shall not pay its debts as they become due; (iii) shall admit in writing its inability to pay its debts generally as they come due; or (iv) shall authorize or commence (whether by the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official therefor or for any part of its property) any proceeding or voluntary case under any bankruptcy, reorganization, insolvency, dissolution, liquidation, adjustment or arrangement of debt, receivership or similar Laws or if such proceedings are commenced or instituted, or an order for relief or approving any petition commencing such proceedings is entered against the Borrower, and the Borrower, by any action or failure to act, authorizes, approves, acquiesces, or consents to the commencement or institution of such proceedings, and such proceedings are not dismissed within forty-five (45) days after the date of filing, commencement or institution.

     6.6 Material Agreements. If the Borrower defaults, or a default or an event of default occurs, under or in the performance of any material agreement, document or instruments, whether for borrowed money or otherwise, and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to cause the holder of such obligation, agreement, document or instrument, or the person to whom such obligation is owed to cause such obligation to become due prior to its stated maturity or otherwise accelerated.

     6.7 State Action. If any proceeding is instituted or commenced by any state or office thereof, including the State of Illinois or the Secretary of State of or any commission or other instrumentality of the State of Illinois, seeking a forfeiture of the Borrower's Certificate or Articles of Incorporation or certificates of authority to transact business as a foreign corporation or of a license or permit held by the Borrower necessary to the conduct of its business, and the Borrower shall fail to vacate any order entered in such proceeding within thirty (30) days; or if the Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs.

     6.8 Tax Liens. If a notice of lien, levy or assessment other than a Permitted Lien, is filed or recorded with respect to all or a substantial part of the assets owned by the Borrower totalling, in the aggregate, $100,000 or more, by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of the foregoing become a lien other than a Permitted Lien, upon or a substantial part of the Property owned by the Borrower, totalling in the aggregate $100,000 or more, unless such notice or lien is removed within thirty
          (30) days after filing or recording of such notice or becoming such lien.

     6.9 Loan Supporting Documents. If a default or Event of Default occurs under any of the Loan Supporting Documents, including, without limitation, the Guaranty, which is not cured within the time, if any, specified in such Loan Supporting Documents.

     6.10 Full Force and Effect. If this Agreement or any of the Loan Supporting Documents shall cease for any reason deemed material by the Bank in its reasonable discretion, to be in full force and effect (other than by reason of the satisfaction of all of the Obligations or the voluntary release by Bank of any of the Loan Supporting Documents), or any Person (other than Bank) shall disavow its obligations thereunder or shall contest the validity or enforceability thereof.


                                  ARTICLE VII

                        RIGHTS AND REMEDIES OF THE BANK
                        -------------------------------

     7.1 Termination of Commitment and Acceleration. Upon the Revolving Loan Termination Date or upon the happening or occurrence of an Event of Default involving the Borrower and described in Section 6.5, the Banks' commitment to make the Loans, if such commitment has not yet terminated, shall immediately terminate, and upon the happening or occurrence of any other Event of Default set forth in Article VI, such Event of Default not having been previously cured or waived in writing by the Bank, the Bank, may, at its sole and complete discretion and option, declare the Note due and payable without any presentment, demand, protest, notice of any of the foregoing or other notice of any kind, all of which are hereby expressly waived notwithstanding anything contained herein or in the Note to the contrary, and the Bank shall have all rights and remedies now or hereafter provided by applicable Laws and without limiting the generality of the foregoing, may, at its option, also appropriate and apply toward the payment of the Note, any indebtedness of the Bank to the Borrower, howsoever, created or arising, and may also exercise any and all rights and remedies hereunder, under the Loan Supporting Documents.

     7.2 Access to Records. Upon notice to Borrower, the Bank shall have the right to attain access to the Borrower's books, records, files, journals or invoices relating to the Borrower's Property or business affairs during the Borrower's normal business hours in order to copy, extract, verify, audit or review the same at least every six months prior to an Event of Default and at any time after the occurrence of an Event of Default; provided, however, no notice shall be required if an Event of Default shall have occurred and be continuing.

                                 ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

     8.1 Waiver. The Bank's failure, at any time or times hereafter, either to require strict performance by the Borrower of any provisions of this Agreement, the Note or any Loan Supporting Documents, or to enforce the Bank's rights under such terms or provisions, shall not waive, effect or diminish or modify such terms or provisions, notwithstanding any conduct or custom, actual or implied, of the Bank to the contrary or in refraining from so doing at any time or times. Any suspension or waiver by the Bank of an Event of Default hereunder or under any Loan Supporting Documents or right or remedy hereunder or under any Loan Supporting Document shall not suspend, waive, release or affect any other Event of Default or right or remedy hereunder or under any Loan Supporting Documents. No Obligations of the Borrower, Events of Default or right or remedy hereunder or under any Loan Supporting Documents shall be deemed suspended or waived by the Bank unless such suspension or waiver is in writing signed by a duly authorized officer of the Bank and directed to the Borrower detailing such suspension or waiver.

     8.2 Applicable Law. This Agreement, the Note and the Loan Supporting Documents have been executed, issued, delivered and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the internal law and not the conflict of law rules of the State of Illinois.

     8.3 Severability. This Agreement, the Note and Loan Supporting Documents shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable Laws. If any provision of this Agreement, the Note or the Loan Supporting Documents shall be held invalid, prohibited or unenforceable under any applicable Laws of any applicable jurisdiction, such invalidity, prohibition or unenforceability shall be limited to such provision and shall not affect or invalidate the other provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction, and to the extent, the provisions hereof and thereof are severable.

     8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.5 Section Headings. Section headings used in this Agreement are for convenience only and shall not effect the construction or interpretation of this Agreement.

     8.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Bank and the Borrower, and their respective successors and assigns; provided, however, that the Borrower has no right to assign any of its rights or Obligations hereunder without the prior written consent of the Bank.

     8.7 Merger Clause. This Agreement, the Note and the Loan Supporting Documents constitute the entire agreement between the parties hereto and thereto with respect to the Loans and may be amended only by a writing signed on behalf of each such party. If any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Note or the Loan Supporting Documents, the provision contained in this Agreement shall govern and control.

     8.8 Notices. Any notices or consents required or permitted by this Agreement shall be (i) in writing and (ii) delivered in person, telecopied or sent by certified or registered mail, postage prepaid, return receipt requested, to the address set forth below, unless such address is changed by written notice hereunder, and (iii) deemed duly given upon compliance with the above.

          (i)    If to the Borrower:

                    Enterprise Systems, Inc.
                    1400 South Wolf Road
                    Wheeling, Illinois 60090-6524
                    Attn:  Mr. James Ray
                           Mr. David Mullen

                    With a copy to:

                 Jeffrey L. Schumacher
                 Sachnoff & Weaver
                 30 S. Wacker Drive
                 Chicago, Illinois

          (ii)   If to the Bank:
                 LaSalle National Bank
                 120 South LaSalle Street
                 Chicago, Illinois  60603
                 Attention:  James Minich

                 With a copy to:
                 Jeffrey L. Elegant
                 Jenner & Block
                 One IBM Plaza
                 Chicago, Illinois  60611

     8.9 Consent to Service. The Borrower expressly submits and consents to the jurisdiction of any state or federal court located within Cook County, Illinois in any action, suit or proceeding commenced therein in connection with or with respect to the Obligations, this Agreement, the Note or any Loan Supporting Documents and waives any right to jury trial and objection to venue in connection therewith. The Borrower hereby waives personal service of any and all process or papers issued or served in connection with the foregoing and agrees that service of such process or papers may be made by registered or certified mail, postage prepaid, return receipt requested, directed to the Borrower as set forth in Section 8.8 above.

     8.10 Waiver of Jury Trial. THE BANK AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN SUPPORTING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF SUCH BANK OR SUCH BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK TO ENTER INTO THIS AGREEMENT.

     8.11 Participations. The Borrower hereby consents to the Bank's participation, sale, assignment or transfer, at any time or times hereafter of this Agreement or the Loan Supporting Documents, or any portion hereof or thereof, without affecting the liability of the Borrower hereunder; provided, however, Bank shall be responsible for the daily administration and servicing of the Loans and shall be the sole contact with Borrower.

     8.12 Survival of Undertakings. Except to the extent provided to the contrary in this Agreement or in the Loan Supporting Documents, no termination or cancellation (regardless of cause or procedure) shall in any way affect or impair the powers, obligations duties, rights and liabilities of Borrower or Bank in relation to (i) any transaction or event occurring prior to such termination or cancellation, and/or (ii) any of the undertakings, agreement, covenants, warranties and representation of Borrower contained in this Agreement or in the Loan Supporting Documents.

     8.13 Repayment of Proceeds. To the extent that Bank receives any payment on account of Borrower's Obligations are applied on account of Borrower's Obligations, any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver of any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, Borrower's Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect, as if such payment(s) and/or proceeds had not been received by Bank and applied on account of Borrower's Obligations.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              ENTERPRISE SYSTEMS, INC.



                              By: /s/ James H. Ray
                                 ------------------------------
                              Title: Treasurer
                                     --------------------------


                              LASALLE NATIONAL BANK



                              By: /s/ James M. Minich
                                 ------------------------------
                              Title: Vice-President
                                     --------------------------

                                   EXHIBITS
                                   --------

Exhibit A                    Revolving Note

Exhibit B                    Guaranty

Exhibit C                    President's Certificate

Exhibit D                    Opinion of Sachnoff & Weaver

Exhibit E                    Secretary's Certificate

Exhibit F                    Compliance Certificate



                                   SCHEDULES
                                   ---------

Schedule 4.7                 Chief Executive Office and Inventory Locations

Schedule 4.12                Corporate Names

Schedule 5.2(b)              Debt; Leases

                                   Exhibit F
                                   ---------


                            COMPLIANCE CERTIFICATE
                            ----------------------


LaSalle National Bank
120 South LaSalle Street
Chicago, Illinois  60603

     Re: Loan Agreement dated as of May 31, 1996 (the "Loan Agreement") between Enterprise Systems, Inc. ("Borrower") and LaSalle National Bank ("Bank")

Gentlemen:

     In accordance with Section 6.1 (c)(i) of the Loan Agreement, the Borrower hereby certifies to Bank that:

A.   On ___________, 199_, the Net Worth of Borrower was $_____________. [must be at least $35,000,000]

B. For the period ended __________, the Interest Coverage Ratio of Borrower was ______:1. [must be at least 1.75:1, tested quarterly as a rolling four fiscal quarter average]

C. On ___________, 199_, the Leverage Ratio of Borrower was ______:1. [must not exceed 1:1]

D.   As of the date hereof, no Event of Default has occurred and is continuing.

E. As of the date hereof, the representations and warranties of Borrower contained in Article IV of the Loan Agreement are true and correct (as though remade as of that date).

F.   As of the date hereof, the affirmative and negative covenants contained in
     Article V of the Loan Agreement are not currently being breached.


          IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed and delivered this _____ day of ________, 19__.

                              ENTERPRISE SYSTEMS, INC.

                              By:
                                  ---------------------------
                              Title:
                                     ------------------------